MICROCHIP TECHNOLOGY INCORPORATED

                        LIST OF SIGNIFICANT SUBSIDIARIES

Microchip Technology Taiwan
30F-1, No. 8
Min Chuan 2nd Road
Kaohsiung, Taiwan
Republic of China

Arizona Microchip Technology Ltd.
Microchip House
505 Eskdale Road, Winnersh Triangle
Wokingham, Berkshire RG41 5TU
England

Microchip Technology (Thailand) Co. Ltd.
14 Moo 1, T. Wangtakien
A. Muang Chacherngsao
Chacherngsao 24000
Thailand

Microchip Technology (Netherlands) Asia B.V.
P.O. Box 75130
1070 AC Amsterdam
The Netherlands

Microchip Technology (Netherlands) Europe B.V.
P.O. Box 75127
1070 AC Amsterdam
The Netherlands